                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               WEST CORPORATION
               (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] $125 per Exchange Act Rules 0-1(c)(1)(ii), 14a-6(i)(1), a4a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:  N/A

  (2)  Aggregate number of securities to which transaction applies:  N/A

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

  (4)  Proposed maximum aggregate value of transaction:  N/A

  (5)  Total fee paid:  N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:  N/A

  (2)  Form, Schedule or Registration Statement No.:  N/A

  (3)  Filing Party:  N/A

  (4)  Date Filed:  N/A

                                     [LOGO]
                                      west(R)

                               WEST CORPORATION
                           11808 Miracle Hills Drive
                             Omaha, Nebraska 68154

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 15, 2002

                               -----------------

To the Stockholders of
  WEST CORPORATION,

   You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of West Corporation, a Delaware corporation (the "Company"), which will be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on May 15, 2002 at 9:00 a.m., Central Daylight Time, for the following purposes:

    1. To elect two directors to serve for a three-year term until the 2005 annual meeting of stockholders;

    2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2002; and

    3. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

   The Board of Directors has fixed the close of business on April 5, 2002 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          Mary E. West
                                          Vice Chair and Secretary
Dated:  April 11, 2002

--------------------------------------------------------------------------------
  Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. In the event you attend the Annual Meeting and vote in person, the proxy will not be used. These proxy materials are furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting and at any adjournment or postponement thereof.
--------------------------------------------------------------------------------

                               WEST CORPORATION
                           11808 Miracle Hills Drive
                             Omaha, Nebraska 68154

                               -----------------

                                PROXY STATEMENT

                               -----------------

   You are cordially invited to attend the Annual Meeting of Stockholders on May 15, 2002, to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska at 9:00 a.m. Central Daylight Time, and any adjournment or postponement thereof. The Company's Annual Report to Stockholders, this Proxy Statement and accompanying proxy are first being mailed to stockholders on or about April 11, 2002. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting.

Proxy Information

   Your vote is important. Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Stockholders may sign, date and mail their proxies in the postage-paid envelope provided or deliver their proxies by means of the Internet or telephone as described herein. Proxies may be revoked at any time before they are exercised by written notice to the Secretary, provided the notice of a properly executed later dated proxy is timely or by voting in person at the Annual Meeting.

   All shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares") entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the Common Shares represented by that proxy will be voted at the discretion of the person or persons holding such proxy.

   If any other matters are properly presented at the Annual Meeting for consideration, including, among others things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

   The Company may send only one Annual Report to Stockholders and Proxy Statement to multiple stockholders that share the same address. Upon written or oral request, the Company will promptly supply such stockholders additional copies of the Annual Report to Stockholders and Proxy Statement. Such requests should be made by contacting the Company either by mail addressed to the Company's Secretary at the Company's offices at 11808 Miracle Hills Drive, Omaha, Nebraska 68154 or by telephone at 402-963-1500. If stockholders sharing the same address are receiving multiple copies of the Annual Report to Stockholders and Proxy Statement, such stockholders can request delivery of a single copy of the Annual Report to Stockholders and Proxy Statement by contacting the Company at the above address.

Stockholders Entitled To Vote

   Holders of record of the Common Shares at the close of business on April 5, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 65,635,739 Common Shares outstanding. Each Common Share is entitled to one vote on each matter brought before the Annual Meeting. On April 5, 2002, there were also 10,000,000 shares of authorized preferred stock, none of which have been issued.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth information concerning the beneficial ownership of the Common Shares as of March 1, 2002, for (1) each person known to the Company to be a beneficial owner of more than five percent of the Common Shares; (2) each director and each nominee for director; (3) each executive officer designated in the section of this Proxy Statement captioned "Executive Compensation"; and (4) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

                                                                Amount     Percent of
Name and Address of Beneficial Owners (1)                    Beneficially Common Shares
Gary L. West (3)............................................  45,451,263       69.4%
Mary E. West (3)............................................  45,451,263       69.4%
Thomas B. Barker............................................     457,000        *
William E. Fisher...........................................      12,000        *
Greg T. Sloma (4)...........................................      13,800        *
George H. Krauss............................................          --         --
Steve M. Stangl.............................................       6,252        *
Michael A. Micek............................................     285,000        *
Nancee S. Berger............................................     306,250        *
Michael M. Sturgeon.........................................         100        *
All directors and executive officers as a group (14 persons)  46,681,882       71.3%

--------
*   Less than 1%
(1) The address of each executive officer and director of the Company is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.
(2) Under the rules of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(3) Common Shares held by the Wests are held in joint tenancy with right of survivorship. Voting power of these Common Shares is shared between them.
(4) Includes 900 Common Shares held by Mr. Sloma's daughter and voted by Mr. Sloma's wife as guardian.

                             ELECTION OF DIRECTORS

   The Board of Directors presently consists of six directors divided into three classes, each class serving for a period of three years. Two directors will be elected at the Annual Meeting to serve for a term expiring at the Company's annual meeting of stockholders to be held in the year 2005.

   The persons named in the enclosed proxy intend to vote such proxy for the election of the nominees named below, unless the stockholder indicates on the proxy card that the vote should be withheld from a nominee. The nominees elected as directors will continue in office until a successor has been duly elected and qualified, or until death, resignation or retirement. Should the nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominees.

   The Board of Directors has proposed the following nominees for election as directors at the Annual Meeting.

   Nominees for Term Expiring at the Annual Meeting of Stockholders to be held in the Year 2005:

                                 Gary L. West

                                 Greg T. Sloma

   The Board of Directors Recommends a vote FOR the election of the above named nominees for election as Directors.

Directors Whose Terms Will Expire in 2005

   Gary L. West co-founded WATS in 1978 and remained with that company until 1985. Mr. West joined the Company in July 1987 after the expiration of a noncompetition agreement with WATS. Mr. West has served as Chairman of the Board of Directors of the Company since joining the Company. Mr. West and Mrs. Mary E. West are husband and wife. Mr. West is 56 years of age.

   Greg T. Sloma was appointed to the Board of Directors in 1997. In July of 2001, Mr. Sloma became Vice Chairman, Director of Mergers & Acquisitions of Data Transmission Network Corporation ("DTN") an Omaha based provider of electronic information and communication services. Prior to holding this position, Mr. Sloma served as the company's President and Chief Executive Officer. He has been an employee of DTN since April 1993, holding the positions of President & Chief Operating Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer. Prior to joining DTN, Mr. Sloma was a partner at Deloitte & Touche specializing in tax consulting. Mr. Sloma is 50 years of age.

Directors Whose Term Will Expire in 2004

   Mary E. West co-founded WATS Marketing of America ("WATS") in 1978 and remained with that company until December 1985. In January 1986, she founded the Company. Mrs. West has served as Vice Chair of the Board of Directors of the Company since 1987. Mrs. West and Mr. West are wife and husband. Mrs. West is 56 years of age.

   George H. Krauss was appointed to the Board of Directors in 2001. Mr. Krauss is presently of Counsel to Kutak Rock LLP, a law firm, and a consultant to America First Companies, an investment company in Omaha, Nebraska. Mr. Krauss has been a member of the Kutak Rock LLP law firm since 1972 and a partner since 1975. He became of Counsel in 1997. He presently serves on the Board of Directors of Gateway, Inc. and of America First Mortgage Investments, Inc. Mr. Krauss also serves on the board of directors of a number of closely held companies and investment firms. Mr. Krauss is 59 years of age.

Directors Whose Terms Will Expire in 2003

   Thomas B. Barker joined the Company in 1991 as Executive Vice President of West Interactive Corporation. Mr. Barker was promoted to President and Chief Operating Officer of the Company in March 1995. Mr. Barker was appointed to the Board of Directors on April 17, 1997. Mr. Barker was promoted to President and Chief Executive Officer of the Company in September of 1998. Prior to joining the Company, he served as President and Chief Operating Officer of Cue Network Corp., a provider of nationwide paging and satellite data distribution services. Mr. Barker is 47 years of age.

   William E. Fisher was appointed to the Board of Directors in 1997. Mr. Fisher is an Executive Vice President with CSG Systems, Inc. and has served in this role since September 2001. Previously, he was the founder, Chairman of the Board and Chief Executive Officer of Transaction Systems Architects, Inc.
(TSAI) from its inception in 1993 until he retired from the company in May 2001. TSAI is an Omaha based company that develops, markets and supports a broad line of software products and services primarily focused on facilitating electronic payments. Mr. Fisher is 55 years of age.

                      BOARD OF DIRECTORS AND COMPENSATION

   As described in the Restated Bylaws of the Company, the Board of Directors has authority to fix the number of directors and the Board of Directors has fixed the number of its members at six. The Board of Directors currently consists of the following six directors: Gary L. West, Mary E. West, Thomas B. Barker, William E. Fisher, George H. Krauss and Greg T. Sloma .

Committees of the Board of Directors

   The Board of Directors has two committees: the Compensation Committee and the Audit Committee. The Board of Directors does not have a Nominating Committee. The principal responsibilities of each committee are described below.

   Compensation Committee, The Board of Directors has established a Compensation Committee, currently comprised of Messrs. West, Fisher and Sloma (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company. It held one meeting during 2001 and during such time made all executive officer compensation decisions. Additional information regarding the Compensation Committee and its functions and responsibilities is included in this Proxy Statement under the caption "Board Compensation Committee Report on Executive Compensation."

   Audit Committee, The Board of Directors has also established an Audit Committee, comprised of Messrs. Fisher, Krauss and Sloma (the "Audit Committee"). The Audit Committee is responsible for meeting with the Company's independent accountants regarding, among other issues, audits and adequacy of the Company's accounting and control systems. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company's independent accountants, authorizes all audit fees and other professional services rendered by the accountants, reviews the independence of the accountants and ensures the objectivity of the Company's financial statements. Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption "Report of the Audit Committee of the Board of Directors."

Attendance at Meetings of the Board of Directors and of Committees

   The Board of Directors met five times during the fiscal year ended December 31, 2001. Each of the directors who served during such period attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period. The Compensation Committee met once during the fiscal year ended December 31, 2001. The Audit Committee met once each quarter during the fiscal year ended December 31, 2001.

Directors' Annual Compensation

   During the fiscal year ended December 31, 2001, Messrs. Fisher and Sloma, non-employee members of the Board of Directors, each received $21,000 in directors' fees. Mr. Krauss, having joined the Board of Directors in July, received $7,000 in directors' fees. The Company is obligated to reimburse the members of the Board of Directors for all reasonable expenses incurred in connection with their attendance at director' meetings. No director made any claim for reimbursement in fiscal year 2001. Members of the Board of Directors who are not employees of the Company receive $3,500 per meeting and $7,000 for the year-end Audit Committee meeting, plus reasonable expenses incurred in connection with their attendance at directors' meetings. Pursuant to the 1996 Stock Incentive Plan as amended, effective December 15, 1999, (the "1996 Plan"), members of the Board of Directors are entitled to be granted options to acquire 14,000 Common Shares as of the date of their first election to the Board of Directors (the "Initial Grant"). They are also granted options to purchase 5,000 Common Shares as of each of the Company's annual stockholders meetings provided that such director remains a member of the Board of Directors at such time (the "Annual Grant"). The vesting schedule for these options is a three year period. For the Initial Grant, options for 6,000 Common Shares vest on the first anniversary of the date of grant and options for 4,000 Common Shares vest on the second and third anniversary of the date of grant. For the Annual Grant, 1,000 Common Shares vest on the first anniversary of the date of grant and 2,000 Common Shares vest on the second and third anniversary of the date of grant.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for each of the last three fiscal years. There were no stock appreciation rights outstanding during the fiscal year ended December 31, 2001.

                                                                          Long-Term
                                                           Annual        Compensation
                                                        Compensation        Awards
                                                    -------------------- ------------
                                                                          Securities
                                             Fiscal                       Underlying       All Other
Name and Principal Position                   Year  Salary ($) Bonus ($)  Option (#)  Compensation ($) (1)
---------------------------                  ------ ---------- --------- ------------ --------------------
Thomas B. Barker............................  2001   475,000    200,000                      5,250
 President, Chief Executive                   2000   450,540    777,151                      5,250
 Officer and Director (3) (4)                 1999   415,000     68,375                      5,000

Nancee S. Berger............................  2001   290,000    212,890                      5,250
 Chief Operating Officer (3) (4)              2000   275,360    472,110                      5,250
                                              1999   250,000    150,000                      5,000

Steve M. Stangl.............................  2001   200,000    676,015     12,500           5,250
 President--Interactive Teleservices (2) (4)  2000   175,000    198,282     12,500           5,250
                                              1999   140,000     97,971                      5,000

Michael A. Micek............................  2001   225,000    134,197                      5,250
 Chief Financial Officer, Executive Vice      2000   215,828    323,047                      5,183
 President--Finance and Treasurer (3) (4)     1999   200,000    213,655                      4,307

Michael M. Sturgeon.........................  2001   190,000    124,479                      5,250
 Executive Vice President--Sales and          2000   191,478    329,208                      5,250
 Marketing (4)                                1999   190,000    197,958                      5,000

--------
(1) These amounts reflect matching contributions made by the Company on behalf of each Named Executive Officer pursuant to the Company's Employee 401(k) Retirement Plan or Non-Qualified Retirement Plan.
(2) Mr. Stangl served as Executive Vice President of Interactive Teleservices from 1996 to September 2000. Mr. Stangl has served as President of Interactive Teleservices since September 2000.
(3) On May 4, 2000, Messrs. Barker and Micek and Ms. Berger purchased, at fair market value, an equity interest representing 6.25% of the common shares of a majority owned subsidiary, West Direct, Inc. The equity interests vest over a five year period and is non-transferable prior to such vesting.
(4) Mr. Barker also received $238,899 in bonus compensation in 2001 that was earned in 2000. Ms. Berger also received $191,120 in bonus compensation in 2001 that was earned in 2000. Mr. Stangl also received $205,781 in bonus compensation in 2001 that was earned in 2000. Mr. Micek also received $133,784 in bonus compensation in 2001 that was earned in 2000. Mr. Sturgeon also received $124,629 in bonus compensation in 2001 that was earned in 2000. The bonuses earned in 2000 and paid in 2001 were properly accrued in the financial statements of the Company. The amounts for 2000 in this table do not include this bonus compensation.

Option Grants in the Last Fiscal Year

   On February 1, 2001, Mr. Stangl was awarded 6,250 stock options at an exercise price of $26.7813. On May 1, 2001, Mr. Stangl was awarded 6,250 stock options at an exercise price of $24.48. These grants vest annually over four years. No other options were granted to the Named Executive Officers during the year ended December 31, 2001.

   The following table sets forth the number of Common Shares covered by options exercised or held by the Named Executive Officers, the value realized upon exercise of options and the value of the unexercised options as of December 31, 2001.

                                                          Aggregated Option Exercises In Last Fiscal Year
                                                                 and Fiscal Year End Option Values
                                                     ---------------------------------------------------------
                                                     Number of Securities Underlying   Value of Unexercised
                                                         Unexercised Options at        in-the Money Options
                                                             Fiscal Year-End            at Fiscal Year-End
                                                                   (#)                          ($)
                                                     ------------------------------- -------------------------
                        Shares Acquired    Value
         Name           on Exercise (#) Realized ($) Exercisable       Unexercisable Exercisable Unexercisable
         ----           --------------- ------------ -----------       ------------- ----------- -------------
Thomas B. Barker.......         --              --     400,000            400,000     6,101,000    6,101,000
Nancee S. Berger.......         --              --     287,500            287,500     4,385,094    4,385,094
Steve M. Stangl(1).....     45,660       1,344,739       9,636            121,874       102,131    1,536,632
Michael A. Micek.......     20,000         500,000     241,000            280,000     3,675,853    4,270,700
Michael M. Sturgeon....     70,300       1,923,701       7,800            194,700       118,970    2,969,662

--------
(1) Based on a closing price of $24.94 per Common Share on December 31, 2001, Mr. Stangl had 10,937 options not in the money at fiscal year end. All other options held by the Named Executive Officers were in the money at fiscal year end.

Employment Agreements

   Mr. Barker, Ms. Berger, Mr. Stangl, Mr. Micek and Mr. Sturgeon serve the Company pursuant to employment agreements dated as of January 1, 1999, as amended December 21, 2001 (the dates of the initial agreements are collectively referred to as the "Effective Date"). Each agreement had an initial term of two years. Each agreement will be automatically renewed, subject to prior termination, for successive one-year periods on the second anniversary of the respective Effective Date and each anniversary thereafter unless either party gives notice of non-renewal. These agreements provide, respectively, for the employment of Mr. Barker as President and Chief Executive Officer of the Company, for Ms. Berger as Chief Operating Officer of the Company, for Mr. Stangl as President--Interactive Teleservices, for Mr. Micek as Chief Financial Officer and Executive Vice President--Finance and for Mr. Sturgeon as Executive Vice President Sales and Marketing. Under the respective agreements, Mr. Barker's base salary is $475,000 per year, Ms. Berger's base salary is $290,000 per year, Mr. Stangl's base salary is $200,000 per year, Mr. Micek's base salary is $225,000 per year and Mr. Sturgeon's base salary is $190,000 per year. The agreements also provide for an annual bonus determined at the discretion of the Board of Directors. In the event of death, termination for cause or without cause, or resignation, the Company will pay any salary earned through the date of termination, any bonus earned at the end of the month immediately preceding the date of termination and all vested benefits, if any, as of the date of termination. In the event of a termination without cause or resignation, the employment agreements provide for the executive to remain as a consultant to the Company for at least twenty-four months following termination of employment.

Board Compensation Committee Report on Executive Compensation

   The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee is currently composed of two non-employee directors and one employee director. The Compensation Committee approves compensation objectives and policies as well as compensation plans and specific compensation levels for all executive officers. The Company formed the Compensation Committee in order to administer the executive compensation program commencing with the fiscal year ended December 31, 1997.

   The Compensation Committee seeks to provide a total compensation package that will motivate and retain key employees. The Compensation Committee also seeks to provide incentives to achieve short and long-term business objectives that will enhance the value of the Common Shares. When determining compensation amounts, the Compensation Committee considers (1) the base salary levels of executives with similar responsibilities in companies in a similar line of business, (2) the executive's experience in his or her position at the Company and in the line of business as well as his or her performance over a sustained period of time, and (3) the historical and projected financial performance of the Company and the particular division associated with the executive. An analysis of the financial performance includes a review of such measures as revenues, operating margin, net income, return on stockholders' equity, return on revenues, and total market value. The Compensation Committee makes a subjective determination based upon a collective consideration of all such factors. Compensation for the Named Executive Officers for the fiscal year ended December 31, 2001, was comprised of three components: (1) base salary,
(2) cash bonuses and (3) long-term incentive compensation.

   The Compensation Committee has based bonuses for executive officers on the attainment of financial targets set forth in formulas described in each of their employment agreements. The formulas are individually tailored to motivate the particular executive in accordance with his or her position, his or her prior performance, and the potential impact he or she could have on the growth of sales and profit for the Company and the division with which he or she is associated. For the fiscal year ended December 31, 2001, Interactive Teleservices met and exceeded the minimum objectives, as set forth in the Interactive Teleservices executives' employment agreements, and accordingly these executives received quarterly bonuses in each quarter. The Company met the minimum objectives, as set forth in the corporate-level executives' employment agreements, only in the first and second quarter of the fiscal year ended December 31, 2001 and accordingly these executives received quarterly bonuses only in the first and second quarter. Operator Teleservices and Direct Teleservices did not meet the minimum objectives, as set forth in the executives' employment agreements for these divisions, in any quarter during the fiscal year ended December 31, 2001 and accordingly these executives received no quarterly bonuses.

   Long-term incentive compensation opportunities are provided through grants of stock options, stock appreciation rights, restricted stock awards, phantom stock unit awards, performance share unit awards and other stock bonus awards under the 1996 Plan. All grants are made at exercise prices which are at least equal to the fair market value of the Common Shares on the date of grant in order that executives can gain only when stockholders gain. In making grants under the plan for fiscal year 2001, the Board of Directors considered an employee's position with the Company and relevant responsibilities, service, individual and Company performance and the anticipated length of future service. In addition to the 1996 Plan, the Company also sponsors the Company's 1997 Employees Stock Purchase Plan (the "Stock Purchase Plan") which provides employees the opportunity to purchase Common Shares through annual offerings to be made during the five year period commencing July 1, 1997.

   Grants of options to acquire Common Shares are utilized by the Company as an employment incentive to recruit and retain persons necessary for the development and financial success of the Company. The grant of options is provided for under the 1996 Plan which has 9,499,500 Common Shares available for the grant of incentive awards. Grants of options were made to directors of the Company in 2001. On May 15, 2001, 10,000 options were granted to the two outside directors at $26.01 per Common Share. On July 17, 2001, 14,000 options were granted to a new outside director at $25.45 per Common Share. Grants of options were also made to employees of the Company in 2001. On January 3, 2001, 85,000 options were granted to employees at $27.5625 per Common Share. On February 1, 2001, 67,500 options were granted to employees at $26.7813 per Common Share. On April 2, 2001, 60,000 options were granted to employees at $21.9375 per Common Share. On May 1, 2001, 67,500 options were granted to employees at $24.48 per Common Share. On July 2, 2001, 60,000 options were granted to employees at $23.38 per Common Share. On October 1, 2001, 60,000 options were granted to employees at $19.785 per Common Share. On October 16, 2001, 50,000 options were granted to employees at $20.695 per Common Share. At December 31, 2001, 5,198,240 options held by employees and directors of the Company were outstanding, 1,987,515 options had been exercised under the 1996 Plan and 2,313,745 options were available for future grants.

   The Compensation Committee believes that the role of Chief Executive Officer is particularly important in reaching corporate objectives and accordingly reviews the Chief Executive Officer's compensation package annually based on his performance as Chief Executive Officer and the overall performance of the Company.

   The Compensation Committee determined that Mr. Barker should receive compensation in the form of a base salary, cash bonus and long term incentives. In establishing Mr. Barker's compensation, the Compensation Committee has compared his compensation with the compensation of the chief executive officers in the Company's industry in relation to the relative performance of the Company with respect to the industry. For setting Mr. Barker's fiscal 2001 compensation, the Compensation Committee also considered the Company's performance during the fiscal year. The Compensation Committee recognized Mr. Barker's leadership skills in assembling and developing a strong management team and his role in guiding the Company through its significant growth since 1995 in his roles as President and then as Chief Executive Officer. The Committee also considered Mr. Barker's strong industry background as well as his unique ability to manage significant growth in a profitable manner for the benefit of the stockholders. For the fiscal year ended December 31, 2001 for serving as Chief Executive Officer and President, Mr. Barker received a base salary of $475,000 and a cash bonus of $200,000.

   The Compensation Committee believes that Mr. Barker's actual compensation for the fiscal year was appropriate in light of the above considerations.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the corporation's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." Based on information currently available, the Compensation Committee believes that all compensation arrangements that could potentially result in the compensation of any Named Executive Officer exceeding $1 million will qualify as performance-based and that all compensation paid to the Company's Named Executive Officers will be fully deductible. Provided that other Company objectives are met, the Company intends to structure future incentive compensation arrangements for its Named Executive Officers in a manner that will allow such compensation to be fully deductible for Federal income tax purposes.

                                          The Compensation Committee

                                          William E. Fisher
                                          Greg T. Sloma
                                          Gary L. West

December 13, 2001

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the foregoing the Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks And Insider Participation

   During the fiscal year ended December 31, 2001, the Compensation Committee was composed of two non-employee directors, Messrs. Fisher and Sloma, and one employee director, Mr. West.

Report of the Audit Committee of the Board of Directors

   The Audit Committee is responsible for overseeing the Company's accounting functions and internal controls and for recommending to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants. The Audit Committee is composed of independent directors of the Company, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, and acts pursuant to a written charter adopted by the Board of Directors.

   The Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the fiscal year ended December 31, 2001. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   The independent accountants, Deloitte & Touche LLP, provided to the Audit Committee the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. The Audit Committee has reviewed and discussed with the independent accountants the firm's independence and has considered the compatibility of non-audit services with the auditors' independence.

   Based on its review of the audited financial statements and the various discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                          The Audit Committee

                                          William E. Fisher
                                          George H. Krauss
                                          Greg T. Sloma
January 31, 2002

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

   The following performance graph compares the Company's cumulative total stockholder return for the proceeding five year period with the cumulative total return of the S&P 500 Index, and a composite group of companies (the "Composite Index") in each case assuming an investment of $100 on December 31, 1996 and the accumulation and reinvestment of dividends through December 31, 2001. The Composite Index consists of companies that provide outsourced customer relationship management (CRM) solutions and is comprised of the following companies: AEGIS Communications Group, Inc., APAC Teleservices, Inc., Convergys Corporation, ICT Group Inc., Precision Response Corp, RMH Teleservices Inc., Sitel Corporation, Sykes Enterprises, Inc., Telespectrum Worldwide Inc. and Teletech Holdings, Inc. The total stockholder return for each company in the Composite Index has been weighted according to its market capitalization.

                                    [CHART]

                    COMPARISON OF CUMULATIVE TOTAL RETURN *

                       WEST CORPORATION  PEER GROUP  S & P 500
                       ----------------  ----------  ---------
             12/31/96      $100.00        $100.00     $100.00
             12/97           52.75          47.18      133.36
             12/98           42.86          39.07      171.47
             12/99          107.42          66.06      207.56
             12/00          123.63          57.09      188.66
             12/01          109.63          49.41      166.24

* Assumes $100 invested on December 31, 1996 and assumes reinvestment of dividends. Total return based on market capitalization.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and stockholders holding more than ten percent of the Common Shares to file reports of holdings and transactions in the Common Shares with the SEC. Officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required. All Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 2001, except George H. Krauss did not file a Form 3 on a timely basis.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

   The Company leases a building located at 9910 Maple Street, Omaha, Nebraska, which houses one of its call center operations as well as several administrative support departments. The building has 42,000 square feet of leasable space and is situated on a parcel of land of approximately 4.4 acres. This building is owned by 99-Maple Partnership, a partnership owned and controlled by Gary L. West, the Company's Chairman of the Board, and Mary E. West, the Company's Vice Chair of the Board and Secretary. This lease commenced on April 1, 1988, and was renewed on September 1, 1994, for a term of ten years. For the period commencing September 1, 1999 and ending August 31, 2000, the rent was $71,000 per month, with rent increases each year thereafter at a rate of approximately six percent. For the period commencing September 1, 2003, and ending August 31, 2004, the rent will be $89,635 per month. In addition to payment of rent, the Company is obligated to pay all taxes, insurance and maintenance pertaining to the building.

   The Company, Gary L. West, Mary E. West, Troy L. Eaden and each of the former stockholders of West Telemarketing Corporation, West Interactive Corporation, West Telemarketing Corporation Outbound, and West Interactive Canada, Inc. (the "West Affiliates") entered into a Registration Rights Agreement (the "Registration Rights Agreement") as of November 25, 1996, which, among other things, provides that upon the request of the Wests or Mr. Eaden, the Company will register under the Securities Act of 1933, any of the Common Shares currently held by or acquired in the future by the foregoing (a "Demand Registration"). Pursuant to the Registration Rights Agreement the Wests, collectively, and Mr. Eaden, individually, each were granted the right to request four Demand Registrations. Each of the foregoing and each of the seven other former stockholders of the West Affiliates were granted the right, which may be exercised at any time and from time to time in the future, to include the Common Shares held by him or her in certain other registrations. Mr. Eaden exercised one of these demand rights in 2000. None of the seven other former stockholders of the West Affiliates currently own stock to include in any subsequent registration.

   On October 16, 2001, Mr. Todd Strubbe, President and Chief Executive Officer--West Direct, Inc. purchased at fair value, an equity interest representing 4.0% of the common shares of West Direct, Inc. The equity interest vests over a five-year period and is non-transferable prior to such vesting. Previous purchases of equity interests of West Direct, Inc. by executive officers of the Company were disclosed in note 3 of the Summary Compensation Table.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors has appointed Deloitte & Touche LLP ("Deloitte & Touche") to be the Company's auditors for the fiscal year ending December 31, 2002 and recommends to stockholders that they vote for ratification of that appointment. Deloitte & Touche served in this capacity for the fiscal year ended December 31, 2001. Its representative will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions. The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, reviews the types of nonaudit services, and the estimated fees for the coming year. The Audit Committee has also considered whether the provision of nonaudit services is compatible with maintaining the independence of the auditors.

   The Board of Directors recommends a vote FOR this proposal.

Audit Fees

   The aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $136,000.

Financial Information Systems Design and Implementation Fees

   No fees were billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

   The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2001 were $331,753, including audit related services of $31,928 and non-audit services of $299,825. Audit related services include the fees for the audits of the Company's Employee 401(k) Retirement Plan and stand-alone audits of subsidiaries not required by United States Generally Accepted Auditing Standards. The non-audit services were primarily for professional services rendered for tax consulting.

                                 OTHER MATTERS

Required Vote

   The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a nominee holding Common Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

   A plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). The affirmative vote by the holders of the majority of the Common Shares present in person or represented by proxy and entitled to vote on the matter is required to approve any other matter to be acted upon at the Annual Meeting. For purposes of determining whether a matter has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. A "broker non-vote" will not be included in the vote totals and, therefore, will have no effect on the vote.

Stockholder Proposals

   Stockholders who intend to present proposals at the 2003 annual meeting of stockholders, and who wish to have such proposals included in the Company's Proxy Statement for the 2003 annual meeting of stockholders, must ensure that such proposals are received by the Secretary of the Company at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, not later than December 6, 2002. In the event that the 2003 annual meeting of stockholders is called for a date that is not within 30 days before or after May 15, 2003, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. A stockholder proposal outside of the process of Rule 14a-8 will be considered untimely if received by the Company after February 20, 2003. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's Proxy Statement for the 2003 annual meeting of stockholders. Any stockholder interested in making a proposal is referred to Article II Section 11 of the Company's Restated Bylaws.

Voting By Internet and By Telephone

   Stockholders may grant a proxy to vote their shares by means of the Internet or by telephone. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Company can determine that such proxy was authorized by the stockholder. The voting procedures below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly.

   Stockholders of record may go to http://www.eproxyvote.com/wstc to grant a proxy to vote Common Shares by means of the Internet. You will be required to provide a control number contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and you will be prompted to submit them as desired. Stockholders of record may use any touch-tone telephone to call toll-free 1-877-779-8683 from the United States or Canada to grant a proxy to vote Common Shares. You will be required to provide a control number contained on your proxy card. You will then follow the voice prompts to transmit your voting instructions.

   If your shares are held in "street name" (held for your account by a broker or other nominee) you must vote by mail unless you have made special arrangements with your broker or other nominee. Voting by Internet and voting by telephone are only available to stockholders of record on the close of business on April 5, 2002.

   Telephone and Internet voting is available 24 hours a day, 7 days a week. Votes submitted via the Internet or by telephone must be received by 12:00 a.m. midnight on May 14, 2002. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Solicitation of Proxies and Other Matters

   At the date this Proxy Statement went to press, management does not know of any other matters to be brought before the Annual Meeting other than those referred to above. If any matter should be presented at the Annual Meeting upon which a vote properly may be taken, the Common Shares represented by the proxy will be voted at the discretion of the person or persons holding such proxy. The entire cost of soliciting management proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. Management of the Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Shares held of record by such persons and entities.

   The Company will provide to any stockholder a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 free of charge upon written request to its Secretary at 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

                                          Thomas B. Barker
                                          President and Chief Executive Officer

Dated:  April 11, 2002

                                  DETACH HERE


                                WEST CORPORATION
                           11808 Miracle Hills Drive
                             Omaha, Nebraska 68154

          This Proxy Is Solicited on Behalf of the Board of Directors


     The undersigned appoints Mary E. West and Thomas B. Barker, and each of them, attorneys and agents, with power of substitution, in each of them for and in the name and place of the undersigned, to vote as proxy the number of shares of Common Stock that the undersigned would be entitled to vote if they were personally present at the Annual Meeting of the Stockholders of West Corporation to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, on Wednesday, May 15, 2002 at 9:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof, as designated on the reverse side hereof.


--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE REVERSE SIDE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE COMMENTS?

-----------------------------------     ---------------------------------------

-----------------------------------     ---------------------------------------

-----------------------------------     ---------------------------------------

WEST CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940





               -----------------                                         ----------------
               Vote By Telephone                                         Vote by Internet
               -----------------                                         ----------------
               It's fast, convenient, and immediate!                      It's fast, convenient, and your vote is immediately
               Call Toll-Free on a Touch-Tone Phone                      confirmed and posted.
               1-877-PRX-VOTE (1-877-779-8683).


               --------------------------------------------              ----------------------------------------------------
               Follow these four easy steps:                             Follow these four easy steps:

               1. Read the accompanying Proxy Statement and              1. Read the accompanying Proxy Statement and
                  Proxy Card.                                               Proxy Card.


               2. Call the toll-free number                              2. Go to the Website
                  1-877-PRX-VOTE (1-877-779-8683).                          http://www.eproxyvote.com/wstc

               3. Enter your Voter Control Number located on             3. Enter your Voter Control Number located on
                  your Proxy Card above your name.                          your Proxy Card above your name.


               4. Follow the recorded instructions.                      4. Follow the instructions provided.
                --------------------------------------------             ----------------------------------------------------

                Your vote is important!                                    Your vote is important!
                Call 1-877-PRX-VOTE anytime!                               Go to http://www.eproxyvote.com/wstc anytime!


                Do not return your Proxy Card if you are voting by Telephone or Internet




                                                           DETACH HERE

                                  DETACH HERE

[X] Please mark
    votes as in
    this example

---------------------------------------
           WEST CORPORATION
---------------------------------------

1. Election of Directors.

   Nominees: (01) GARY L. WEST
             (02) GREG T. SLOMA

                  FOR BOTH  [ ]         [ ] WITHHELD FROM
                  NOMINEES                  BOTH NOMINEES


             [ ] ________________________________________
                 For both nominees except as noted above


Signature:                                              Date:
          ---------------------------------------------      ------------


This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in proposal 1 and FOR proposal 2.

                                                        FOR   AGAINST  ABSTAIN
2. Ratification of appointment of Deloitte & Touche     [ ]     [ ]      [ ]
   L.L.P. as auditors.

In accordance with their discretion, upon all other matters that may properly come before said Annual Meeting and any adjournment or postponement thereof.


--------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR the nominees in proposal 1 and FOR proposal 2.
--------------------------------------------------------------------------------


Mark box at right if an address change or comment has been noted on the
reverse side of this card.                                                 [ ]

Please be sure to sign and date this Proxy.


Signature:                                              Date:
          ---------------------------------------------      ------------